Filed Pursuant to Rule 433 Dated August 22, 2006
Registration Statement No. 333-132513-01
Supplementing Prospectus Supplement Dated August 22, 2006 and
Prospectus dated March 17, 2006

$600,000,000 5.600% NOTES DUE 2011

Issuer:	Simon Property Group, L.P.
Type:	SEC Registered
Size:	$600,000,000
Maturity:	September 1, 2011
Coupon (Interest Rate):	5.600%
Benchmark Treasury:	4.875% due 07/31/2011
Benchmark Treasury Price and Yield:	100-15+; 4.763%
Spread to Benchmark Treasury:	0.85% (+85 basis points)
Yield to Maturity:	5.613%
Expected Ratings (S&P / Moody’s):	A- (stable) / Baa1 (review for upgrade)
Interest Payment Dates:	March 1 and September 1, commencing March 1, 2007
Day Count Convention:	30 / 360
Redemption Provision:	Make-whole call at any time based on U.S. Treasury + .20% (20 basis points) or at par on or after 90 days prior to September 1, 2011
Price to Public:	99.944%
Settlement Date:	T+5; August 29, 2006
Denominations:	$2,000 x $1,000
CUSIPs	828807 BU 0
Joint Bookrunners:	Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated

This communication is intended for the sole use of the person to whom it is provided by the issuer.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup Global Markets Inc. toll-free at 1-877-858-5407, (ii) Credit Suisse Securities (USA) LLC collect at 212-325-2580, (iii) J.P. Morgan Securities Inc. collect at 212-834-4533, or (iv) Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

Filed Pursuant to Rule 433
Dated August 22, 2006
Registration Statement No. 333-132513-01
Supplementing Prospectus Supplement Dated August 22, 2006 and
Prospectus dated March 17, 2006

$500,000,000 5.875% NOTES DUE 2017

Issuer:	Simon Property Group, L.P.
Type:	SEC Registered
Size:	$500,000,000
Maturity:	March 1, 2017
Coupon (Interest Rate):	5.875%
Benchmark Treasury:	4.875% due 08/15/2016
Benchmark Treasury Price and Yield:	100-16; 4.811%
Spread to Benchmark Treasury:	1.12% (+112 basis points)
Yield to Maturity:	5.931%
Expected Ratings (S&P / Moody’s):	A- (stable) / Baa1 (review for upgrade)
Interest Payment Dates:	March 1 and September 1, commencing March 1, 2007
Day Count Convention:	30 / 360
Redemption Provision:	Make-whole call at any time based on U.S. Treasury + .25% (25 basis points) or at par on or after 90 days prior to March 1, 2017
Price to Public:	99.566%
Settlement Date:	T+5; August 29, 2006
Denominations:	$2,000 x $1,000
CUSIPs	828807 BV 8
Joint Bookrunners:	Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., and Morgan Stanley & Co. Incorporated

This communication is intended for the sole use of the person to whom it is provided by the issuer.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup Global Markets Inc. toll-free at 1-877-858-5407, (ii) Credit Suisse Securities (USA) LLC collect at 212-325-2580, (iii) J.P. Morgan Securities Inc. collect at 212-834-4533, or (iv) Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.